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                                                                  Exhibit 23.14

                  [LANDAUER REAL ESTATE COUNSELORS LETTERHEAD]



March 25, 1998




Mr. Michael Griffin
Morgan Stanley Mortgage Capital, Inc.
1585 Broadway
New York, New York 10036


Re: Charlestown Mall


Dear Mr. Griffin:


At your request, Landauer Associates, Inc. (Landauer) is pleased to submit this proposal for Valuation Services with regard to the above-referenced property.


Briefly, the property consists of an enclosed, two-level, fashion and specialty retailer-oriented regional shopping center located in St. Charles, Illinois. The mall was completed in 1991 and contains a total GLA of approximately 825,000 square feet inclusive of the newly planned and to-be-constructed Cinemas.


The purpose of this analysis is to provide a valuation of the above-identified property for the Morgan Stanley Large Loan Program. The terms and conditions of the appraisal assignment are set forth herein.


DEFINITION OF THE ASSIGNMENT


Our opinion of the Fair Market Value will utilize standard accepted appraisal methodologies and will be supported in a manner such that conclusions as to value are reasonable and logical. It is our intention to value the property by using the Sales Comparison Approach, the Cost Approach and the Income Approach, as applicable. The valuation will be based on 1996 and 1997 actual data, as well as budgeted data for 1998 and 1999, if available, and under market conditions prevailing as of the date of inspection.


For "market value", we use the definition set forth in USPAP, which reads as follows:


    "The most probable price which a property should bring in a competitive and open market under all conditions requisite to fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale at a specified date and the passing of title from seller to buyer under conditions whereby:

    1. buyer and seller are typically motivated;

    2. both parties are well informed or well advised, and acting in what they consider their best interests;


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                        [LANDAUER REAL ESTATE COUNSELORS]

MR. MICHAEL GRIFFIN                                    MARCH 25, 1998
MORGAN STANLEY MORTGAGE CAPITAL, INC.                          PAGE 2




    3. a reasonable time is allowed for exposure in the open market;

    4. payment is made in terms of cash in United States dollars or in terms of financial arrangements comparable thereto; and

    5. the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale."


We further define Market Value as the amount expressed in U.S. currency which a ready willing and able buyer should pay to a ready, willing and able seller, both assumed to be of equal competence and experience and acting without coercion or duress in a free market.


Our analysis will include a determination of the "Highest and Best Use" of the property and an evaluation of the current investment market for similar properties. Where appropriate, our analysis will consider both the local market and the national marketplace.


We propose to present the appraisal in a self-contained report which conforms to FIRREA appraisal standards. The report will summarize the reasoning behind our opinion and describe the property and its market area, comparable sales, estimates of future cash flows and other information which have been used as the basis for valuation. Subject to the foregoing, and as far as is practicable, the presentation and content of the report will incorporate the guidelines provided to Landauer by Morgan Stanley as long as the Morgan Stanley guidelines do not conflict the USPAP (Uniform Standards of Professional Appraisal Practice).


FEE AND TIMING


For the agreed upon fee of $14,000, Landauer will provide the required Trade Area and Competition Analysis to you before the close of business on Thursday, March 26, 1998, with the complete report to be delivered before the close of business Monday, April 6, 1998.


The fee for the scope of services identified above is inclusive of all expenses and is payable upon submission of our final report. It is mutually agreed that our acceptance of this assignment is not contingent upon any predetermined conclusions as to value, marketability or feasibility. Should the assignment be canceled or discontinued, you will be billed for our time and expenses incurred to the date of cancellation or discontinuance. Landauer's fee is not contingent on the occurrence of any outside and/or third party act, and is due and payable on the rendering of all services and submission of our report to you.



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[LANDAUER REAL ESTATE COUNSELORS LETTERHEAD]

MR. MICHAEL GRIFFIN                                    MARCH 25, 1998
MORGAN STANLEY MORTGAGE CAPITAL, INC.                          PAGE 3


CONFIDENTIALITY


Landauer will hold in confidence all information supplied by Morgan Stanley Mortgage Capital, Inc. or its agents, which is identified as confidential and/or proprietary to the extent such information is not otherwise publicly available and not required, as a matter of law or proper business practice, to be disclosed.


USE OF LANDAUER NAME AND WORK PRODUCT


The use of the name "Landauer" or "Landauer Associates" is a right which we wish to retain, and which we may withhold at will. The names "Laudauer" and "Landauer Associates" or Landauer work product (including the work product and names of all appraisers who work on this assignment), may not be used without authorization in writing by us. At the appropriate time, we will discuss the use of our name in any public or private document which you may contemplate. We reserve the right to inspect and to approve any and all references to Laudauer or work performed by Landauer prior to its publication or distribution.


Notwithstanding the above, Landauer consents to the inclusion in any form (whether in paper or digital format, including any electronic media such as CD ROM or the Internet) in the Prospectus Supplement relating to the Morgan Stanley Capital I Inc. Commercial Pass-Through Certificates (which we understand is a type of "Securitization" defined as an offering of debt securities that, as applicable, are registered with the Securities Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act") or are privately placed pursuant to an exemption from the Act, in which the property appraised is part of a pool of properties owned by various non-affiliated owners collateralizing such offering) of our market study or appraisal in full (including all assumptions and limiting conditions contained therein) with respect to the property or properties covered by this Master Agreement (to be collectively referred to herein as the "Product"), and we consent to the reference to our firm under the caption "Experts" in such Propectus Supplement.


OTHER PROVISIONS


Occasionally we get drawn into litigation relating to an assignment we have performed for a client and it becomes necessary for our personnel to spend time testifying as a witness before or at a trial, and sometimes also for us to retain counsel in that connection. Our fees are not fixed at a level which would cover that additional expense on our part, since this happens only occasionally. However, to protect ourselves in that situation if it should occur in connection with each assignment for Morgan Stanley Mortgage Capital, Inc. covered by the Master Agreement and an Appraisal Requirements Agreement, we require that Morgan Stanley Mortgage Capital, Inc., by signing this letter, agrees to hold Landauer harmless from any and all costs, damages, attorney's fees, losses and liabilities of any nature whatsoever which arise out of or are related to (i) the inclusion of information related to Landauer's reports in any private or public document, and (ii) any other activity or document in which

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[LANDAUER REAL ESTATE COUNSELORS LETTERHEAD]


MR. MICHAEL GRIFFIN                                    MARCH 25, 1998
MORGAN STANLEY MORTGAGE CAPITAL, INC.                          PAGE 4


the reports are used or incorporated by reference. In the event Landauer is called to testify in such litigation, arbitration or administrative hearing of any nature whatsoever, the client agrees to pay the reasonable hourly rate established by Landauer for time spent in preparation for and presentation of testimony, as well as reasonable expenses incidental thereto. This indemnification and compensation provision shall not extend to the gross negligence, fraud or willful misconduct of Landauer, nor to damage finally determined to have been incurred by reason of the gross negligence of Landauer in performance of its professional service hereunder, but shall survive the expiration of this engagement.


Sincerely,



LANDAUER ASSOCIATES, INC.


/s/ John Wrzesinski
----------------------------
John I. Wrzesinski, MAI, CRE
Senior Managing Director


     Agreed to and accepted on behalf of: MORGAN STANLEY MORTGAGE CAPITAL, INC.


     By:                           /s/ James Flaum
                                   -------------------------------------------
                                   (sign & print name)


     Title:                        Principal
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     Date:                         3/26/98
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